CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Columbia Funds Series Trust of our report dated March 25, 2026, relating to the financial statements and financial highlights of the funds indicated in Appendix A, which appears in Columbia Funds Series Trust’s Certified Shareholder Report on Form N-CSR for the year ended January 31, 2026. We also consent to the references to us under the headings “Financial Highlights”, “Independent Registered Public Accounting Firm” and “Organization and Management of Wholly-Owned Subsidiaries” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

May 21, 2026

Appendix A

Fund Name

Columbia Capital Allocation Moderate Conservative Portfolio

Columbia Capital Allocation Moderate Aggressive Portfolio